UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 20, 2010
DEMANDTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33634	94-3344761

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1 Franklin Parkway
Building 910
San Mateo, CA 94403

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 645-7100
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On October 20, 2010 and October 28, 2010, respectively, Daniel R. Fishback, President and Chief Executive Officer of DemandTec, Inc. (the “Company”), and Joshua W.R. Pickus, a member of the Company’s Board of Directors, each entered into a written stock sales plan in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding securities transactions. Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Under these plans, insiders can gradually diversify their investment portfolios and can avoid concerns about whether they had material, non-public information when they sold stock. All transactions under the plans will be disclosed publicly through required Form 4 and Form 144 filings with the Securities and Exchange Commission (the “SEC”).
     Under Mr. Fishback’s plan, he will sell up to 400,000 shares of the Company’s Common Stock (“Common Stock”) currently outstanding or to be issued upon the exercise of outstanding stock options, up to 173,250 shares of Common Stock to be issued upon settlement of outstanding performance-based restricted stock units (“PSUs”), and 62,500 shares of Common Stock to be issued upon settlement of outstanding time-based restricted stock units (“RSUs”), commencing January 18, 2011. The plan is scheduled to terminate in January 2012, unless terminated earlier. The number of shares to be sold under the plan and the timing of such sales will depend on certain factors, including the prevailing market price and trading volume of the Common Stock as well as the number of shares actually issued upon settlement of the PSUs.
     Under Mr. Pickus’ plan, he will sell a number of shares of Common Stock sufficient to cover taxes to be payable upon the issuance of 11,331 shares of Common Stock upon settlement of currently outstanding PSUs, commencing on the earlier of (a) the Company’s 2011 annual meeting of stockholders or (b) August 4, 2011. The plan is scheduled to terminate in January 2012, unless terminated earlier. The number of shares to be sold under the plan and the timing of such sales will depend on certain factors, including the prevailing market price and trading volume of the Common Stock and then-current tax rates.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDTEC, INC.
DATE: October 28, 2010	By:	/s/ Michael J. McAdam
Michael J. McAdam
General Counsel and Secretary